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                                                                    EXHIBIT 99.1


                                                                  [VIALINK LOGO]

FOR IMMEDIATE RELEASE


INVESTOR RELATIONS CONTACTS

J. Andrew Kerner                             Julie Crandall/E. E. Wang
Chief Financial Officer                      Pondel/Wilkinson Group
The viaLink Company                          Tel 310-207-9300
Tel 972-934-5504                             Investor@pondel.com
akerner@vialink.com


                 VIALINK COMPLETES $10 MILLION PRIVATE PLACEMENT


EDMOND, OKLAHOMA--JUNE 1, 2000-- The viaLink Company (NasdaqNM:VLNK) today announced the completion of a $10 million private placement of shares of common stock and warrants to purchase shares of common stock to a fund managed by Rose Glen Capital Management, L.P. The company issued 960,615 shares of common stock priced at $10.41 per share, and warrants to purchase 768,492 shares of common stock at an exercise price of $12.06 per share. The warrant exercise price may be subject to certain adjustments beginning one year from issuance, based on the market price of the company's common stock.

         "The $10 million investment gives us additional flexibility to execute our business plan and finance critical technology and marketing initiatives," said Lewis B. "Bucky" Kilbourne, viaLink's chairman and chief executive officer. "In light of current market conditions, we continue to work with our financial advisors to carefully evaluate the timing and size of the follow-on offering we registered for in March."

About viaLink

     The viaLink Company (NasdaqNM: VLNK) is a leading provider of subscription-based, business-to-business electronic commerce services that enable consumer packaged goods (CPG) and grocery industry participants to efficiently manage their highly complex supply chain information. viaLink's services allow manufacturers, wholesalers, distributors and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. For more information, visit viaLink's Web site at http://www.vialink.com.

This release contains forward-looking statements that involve risks and uncertainties. The viaLink Company now resembles a development stage company, which has commenced its planned operations but has not yet generated significant revenues. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the failure of viaLink's services to achieve market acceptance; the extent of viaLink's anticipated operating losses and negative cash flow; viaLink's dependence on its strategic alliance partners; intense marketplace competition; rapid technological change and the possible obsolescence of viaLink's service; dependence on certain key personnel and need to hire additional personnel; viaLink's inability to protect its proprietary technology; as well as other factors detailed in viaLink's filings with the Securities and Exchange Commission, including its recent filings on Forms SB-2, 10-KSB and 10-QSB.

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